Exhibit 23.5

Consent of iResearch Consulting Group

March 9th, 2011

Global Market Group Limited

17F, Tower A, Victory Plaza

No.103, Tiyu Xi Road

Guangzhou, Guangdong 510620

People’s Republic of China

Ladies and Gentlemen:

iResearch Consulting Group hereby consents to references to its name in the registration statement on Form F-1 (together with any amendments thereto, the “Registration Statement”) in relation to the initial public offering of Global Market Group Limited (the “Company”) initially filed with the United States Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, on February 25, 2011 and any other future filings with the SEC, including filings on Form 20-F or Form 6-K or other SEC filings (collectively, the “SEC Filings”).

iResearch Consulting Group further consents to inclusion of information, data and statements from the report entitled “iResearch Report on China B2B E-commerce 2010” (the “Report”) in the Company’s Registration Statement and the SEC Filings, and citation of the Report in the Company’s Registration Statement and the SEC Filings.

iResearch Consulting Group also hereby consents to the filing of this letter as an exhibit to the Registration Statement.

Yours faithfully

For and on behalf of iResearch Consulting Group

/s/ Lily Zou
Name: Lily Zou
Title: Co-president of Shanghai iResearch Co., Ltd.